Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Innovative Eyewear, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Equity	common stock, par value $0.00001 per share, issuable upon exercise of the investor warrants	Rule 457(o)	6,601,632	$1.10	$7,261,795.20	$0.00013810	$1,002.85
Equity	common stock, par value $0.00001 per share, issuable upon exercise of the PA warrants	Rule 457(o)	165,041	$1.6875	$278,506.69	$0.00013810	$38.46
Total Offering Amounts					$7,540,301.89		$1,041.32
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$1,041.32

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.